Exhibit 4.1

Execution Version

SIXTH SUPPLEMENTAL INDENTURE

SIXTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 17, 2023, among SPRINT CAPITAL CORPORATION, a Delaware corporation (the “Company”), SPRINT COMMUNICATIONS LLC, a Kansas limited liability company (the “Guarantor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company heretofore executed and delivered to the Trustee: (i) an indenture, dated as of October 1, 1998, among the Company, the Guarantor and the Trustee (the “Base Indenture”); (ii) an Officers’ Certificate, dated as of November 16, 1998, providing for the issuance of $2,500,000,000 aggregate principal amount of 6.875% Notes due 2028 (the “2028 Notes”); (iii) a First Supplemental Indenture, dated as of January 15, 1999, among the Company, the Guarantor and the Trustee (the “First Supplemental Indenture”); (iv) a Second Supplemental Indenture, dated as of October 15, 2001, among the Company, the Guarantor and the Trustee (the “Second Supplemental Indenture”); (v) Pricing Committee Resolutions, dated as of March 14, 2002, providing for the issuance of $2,000,000,000 aggregate principal amount of 8.750% Notes due 2032 (together with the 2028 Notes, the “Subject Securities”); (vi) a Third Supplemental Indenture, dated as of September 11, 2013, among the Company, the Guarantor, Sprint LLC, a Delaware limited liability company (“Sprint”), and the Trustee (the “Third Supplemental Indenture”); (vii) a Fourth Supplemental Indenture, dated as of May 18, 2018, among the Company, the Guarantor and the Trustee (the “Fourth Supplemental Indenture”); and (viii) a Fifth Supplemental Indenture, dated as of April 1, 2020, among the Company, the Guarantor, Sprint, T-Mobile US, Inc., a Delaware corporation, T-Mobile USA, Inc., a Delaware corporation, and the Trustee (the “Fifth Supplemental Indenture” and together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the above-referenced officers’ certificate and pricing committee resolutions, which, as applicable, govern the terms of the Subject Securities, the “Indenture”);

WHEREAS, Section 902 of the Indenture provides, among other things, that the Indenture may be amended or supplemented by a supplemental indenture thereto with the consent of the Holders of not less than a majority in principal amount of all Outstanding Securities of each series affected by such supplemental indenture;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to amend and supplement or further amend and supplement, as applicable, (1) Section 101 of Article I of the Indenture; and (2) Article VIII of the Indenture (together, the “Subject Amendments”), in each case with respect to the Subject Securities on the terms set forth in the Company’s Consent Solicitation Statement dated March 13, 2023 (as amended to the date hereof, the “Consent Solicitation Statement”);

WHEREAS, the Company solicited, and has received, consents to the Subject Amendments upon the terms and subject to the conditions set forth in the Consent Solicitation Statement from Holders representing at least a majority in aggregate principal amount of each series of the outstanding Subject Securities;

WHEREAS, for the purposes hereinabove recited, and pursuant to due corporate action, the Company has duly determined to execute and deliver to the Trustee this Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises, the covenants and other agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby confirmed, the Company, the Guarantor and the Trustee mutually covenant and agree as follows:

ARTICLE ONE
AMENDMENT TO THE INDENTURE

Section 1.01. With respect to the Subject Securities, Section 101 of the Indenture is hereby amended by adding the following definitions:

“Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated as of September 6, 2022, made by and among Sprint LLC, the Guarantor and Cogent Infrastructure, Inc., as it may be amended, supplemented or modified from time to time.

“Wireline Business” means the assets and liabilities primarily relating to the U.S. long-haul fiber network (including the non-U.S. extensions thereof) and certain other assets and liabilities of the Guarantor and its subsidiaries, substantially as set forth in the Purchase Agreement.

“Wireline Divisive Merger” means a redomestication of the Guarantor to Delaware followed by a divisive merger of the Guarantor, in connection with or in contemplation of a divestiture or other separation of all or part of the Wireline Business, as a result of which (i) the Guarantor will survive as a Delaware limited liability company and, immediately following such divisive merger, will hold the assets (including, for the avoidance of doubt, equity of subsidiaries) and liabilities held by the Guarantor immediately prior to such divisive merger other than those relating to the applicable portion of the Wireline Business contemplated to be divested or separated and (ii) a newly formed limited liability company resulting from such divisive merger will, immediately following such divisive merger, hold the assets (including, for the avoidance of doubt, equity of subsidiaries) and liabilities held by the Guarantor immediately prior to such divisive merger relating to the applicable portion of the Wireline Business contemplated to be divested or separated.

“Wireline Transaction” means the transactions contemplated by the Purchase Agreement, including the purchase and sale of all of the issued and outstanding membership interests of a newly formed Delaware limited liability company resulting from the Wireline Divisive Merger contemplated by the Purchase Agreement that will hold certain assets (including, for the avoidance of doubt, equity of subsidiaries) and liabilities relating to the Wireline Business held by the Guarantor immediately prior to such Wireline Divisive Merger.

Section 1.02. With respect to the Subject Securities, Article VIII of the Indenture is hereby amended by adding the following Section 805 at the end thereof:

Section 805.  Wireline Transaction.

For the avoidance of doubt, and notwithstanding any other provision of the Securities or this Indenture, (i) neither the Wireline Transaction nor any Wireline Divisive Merger shall be deemed to be a merger or consolidation of the Guarantor and (ii) immediately following any Wireline Divisive Merger, the Guarantor shall be deemed for all purposes of the Securities and this Indenture to have continued its existence uninterrupted and in full force and effect and to have remained the “Guarantor” for all purposes of the Securities and this Indenture, notwithstanding the occurrence of such Wireline Divisive Merger.

ARTICLE TWO
MISCELLANEOUS PROVISIONS

Section 2.01 Effective Date. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Company, the Guarantor and the Trustee but the amendments to the Indenture set forth in Article One shall become operative only upon payment of the Consent Payments (as defined in the Consent Solicitation Statement) and shall thereafter bind, or inure to the benefit of, every Holder.

Section 2.02 Effect of Supplemental Indenture; Conflicts with Indenture. This Supplemental Indenture is executed by the Company, the Guarantor and the Trustee upon the Company’s request, pursuant to the provisions of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes. The Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Supplemental Indenture are inconsistent with, or conflict with, the terms of the Indenture, the terms of this Supplemental Indenture shall govern.

Section 2.03 Counterparts. This Supplemental Indenture may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Exchange of signature pages to this Supplemental Indenture by facsimile or electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture.

Section 2.04 Trustee. The Company, by its signature hereto, authorizes and directs the Trustee to execute this Supplemental Indenture. In its execution hereof and performance hereunder, the Trustee shall have all of the rights, protections, immunities and indemnities afforded to it under the Indenture. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company and the Guarantor. The Trustee makes no representations and shall have no responsibility as to the validity or sufficiency of this Supplemental Indenture or the due authorization and execution hereof by the Company and the Guarantor.

Section 2.05 Headings. The Article and Section headings contained herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 2.06 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.07 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

SPRINT CAPITAL CORPORATION

By:	/s/ Johannes Thorsteinsson
Name:	Johannes Thorsteinsson
Title:	Senior Vice President, Treasury & Treasurer

[Sixth Supplemental Indenture]

THE BANK OF NEW YORK
MELLON TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Terence Rawlins
Name:	Terence Rawlins
Title:	Vice President

[Sixth Supplemental Indenture]

ACKNOWLEDGED AND ACCEPTED:

SPRINT LLC
SPRINT COMMUNICATIONS LLC
T-MOBILE US, INC.
T-MOBILE USA, INC.

	By:	/s/ Johannes Thorsteinsson
Name:	Johannes Thorsteinsson
Title:	Senior Vice President, Treasury & Treasurer

[Sixth Supplemental Indenture]